Exhibit 99.1

Renewable Energy Group Reports Third Quarter 2020 Financial Results
Q3 2020 Highlights

•176 million gallons of fuel sold
•137 million gallons of fuel produced
•Revenues of $576 million
•Net income from continuing operations available to common stockholders of $26 million, or $0.60 per diluted share ($102 million, or $2.38 per diluted share, for the nine months ended September 30, 2020)
•Adjusted EBITDA of $58 million ($157 million for the nine months ended September 30, 2020)
•Carbon reduction from fuels produced by REG in the quarter of over one million metric tons
•Announced planned expansion of renewable diesel plant in Geismar, Louisiana to 340 million gallons per year
•Built on board and executive talent with Walter Berger joining the REG Board of Directors, Trisha Conley joining as Vice President, People Development and Bob Kenyon joining as Vice President, Sales & Marketing

Ames, IA, November 5, 2020 - Renewable Energy Group, Inc. (“REG” or the “Company”) (NASDAQ: REGI) today announced its financial results for the third quarter ended September 30, 2020.

Revenues for the third quarter were $576 million on 176 million gallons of fuel sold. Net income from continuing operations available to common stockholders was $26 million in the third quarter of 2020, compared to a net loss of $14 million in the third quarter of 2019. The net loss in the third quarter of 2019 does not include the Biodiesel Mixture Excise Tax Credit ("BTC") allocation, which was retroactively reinstated in December 2019. Adjusted EBITDA in the third quarter was $58 million, compared to $88 million in the third quarter of 2019, including the allocation of the BTC.

"We delivered a relatively strong third quarter and are on track for a strong full year. We are especially pleased with these results considering the price volatility and overall energy demand slowdown due to COVID-19," said Cynthia (CJ) Warner, President and Chief Executive Officer. "Demand for our low carbon fuels was resilient, which we believe further demonstrates that the renewable fuel industry is at an inflection point driven by customer demand."

Warner continued, "REG is positioned to lead and capitalize on this unique opportunity with strong ongoing production, and our focused downstream strategy to deliver value to our customers while expanding our margins. We are building upon this momentum with the planned Geismar expansion."

Third Quarter 2020 Highlights - GAAP
All figures refer to the quarter ended September 30, 2020, unless otherwise noted. All comparisons are to the quarter ended September 30, 2019, unless otherwise noted.
The table below summarizes REG’s financial results for the third quarter of 2020.

REG Q3 2020 Results
(dollars and gallons in thousands, except per gallon data)
	Q3 2020	Q3 2019	Y/Y Change

Market Data
NYMEX ULSD average price per gallon	$1.20	$1.89	(36.5)%
D4 RIN average price per credit	$0.67	$0.46	45.7%
CBOT Soybean oil average price per gallon	$2.36	$2.14	10.3%
HOBO + 1.5xRIN average price per gallon (1)	$0.85	$1.44	(41.0)%

Gallons sold	176,219	187,531	(6.0)%

GAAP
Total revenues	$576,052	$584,372	(1.4)%
Operating income (loss)	$27,335	$(11,831)	$39,166
Net income (loss) from continuing operations available to common stockholders	$26,339	$(13,753)	$40,092
    (1) HOBO = HO NYMEX + 1 - ((CBOT SBO $/lb)/100 x 7.5)
     HOBO + RINs = HOBO + 1.5 x D4 RIN as quoted by the Oil Price Information Service.

REG sold 176 million gallons of fuel, a decrease of 6% mostly attributable to the Company's continued focus on improvement in product mix. Lower margin petroleum diesel volumes and third party biodiesel volumes decreased by 12 million gallons and 5 million gallons, respectively. The Company’s sale of self-produced biodiesel increased by 6 million gallons. The Company’s sale of self-produced renewable diesel decreased by 2 million gallons due to timing of a vessel shipment.
REG produced an aggregate of 137 million gallons of biodiesel and renewable diesel during the quarter, essentially flat versus the corresponding quarter in the prior year. Production at the Company's Geismar, Louisiana renewable diesel plant increased 3% and European biodiesel production increased 4%. North American biodiesel production decreased 1% due primarily to the absence of production from the Company's New Boston, Texas plant, which was closed in July 2019.
Revenues of $576 million were essentially flat, negatively impacted by lower selling prices due primarily to significantly lower ULSD prices, which declined 37%. The price impact was mostly offset by an $83 million increase, due to the BTC being in effect in 2020, higher revenue in Europe mostly attributable to higher volumes there, and a 46% increase in average D4 RIN prices.
Gross profit was $78 million, or 13% of revenues, compared to gross profit of $24 million, or 4% of revenues. Gross profit as a percentage of revenue increased due primarily to the increase in European revenue, an increase in gross profit for separated RINs driven by higher average D4 RIN prices, a $4 million increase in risk management gains, and the BTC being in effect in 2020. The increases were partially offset by lower selling prices in North America and increased feedstock costs. Weighted average feedstock production costs increased $0.04 per gallon. While feedstock availability improved during the quarter compared to the second quarter of this year, relative prices were significantly different from the third quarter of 2019. In response, REG changed the feedstock mix to limit overall cost impacts, resulting in soybean oil usage increasing 26%, animal fat increasing 20%, distillers corn oil decreasing by 14%, and canola oil usage decreasing 26% year over year.

Operating income was $27 million compared to an operating loss of $12 million for the third quarter of 2019, driven by the same factors as those described above for gross profit. Note that the increase in operating income was reduced somewhat by an impairment charge and an increase in selling, general and administrative costs due to higher employee related compensation.
GAAP net income from continuing operations available to common stockholders was $26 million, or $0.60 per share on a fully diluted basis, compared to net loss of $14 million, or $0.35 per share on a fully diluted basis, in the third quarter of 2019. The differential drivers are the same as those described above for operating income.
At September 30, 2020, REG had cash and cash equivalents, restricted cash, and marketable securities of $285 million, an increase of $232 million from December 31, 2019. In addition, REG had $102 million in long-term marketable securities at the end of the quarter compared to none at December 31, 2019. These increases are mainly due to receipt of the 2018 and 2019 retroactive gross BTC claims and cash generated by operations, offset by funds used to fully pay down the Company's asset-backed line of credit, to make tax sharing payments owed in regards to our 2018 and 2019 BTC, to repurchase a portion of the 2036 convertible senior notes, and for capital expenditures.
At September 30, 2020, accounts receivable were $188 million, a decrease of $671 million from December 31, 2019. The decrease in accounts receivable was due primarily to receipt of the retroactive 2018 and 2019 BTC claims. At September 30, 2020, accounts payable were $135 million, a decrease of $234 million from December 31, 2019. The decrease in accounts payable is due primarily to tax sharing payments to customers related to the 2018 and 2019 BTC.
Third Quarter 2020 Highlights - Non-GAAP
All figures refer to the quarter ended September 30, 2020, unless otherwise noted. All comparisons are to the quarter ended September 30, 2019, unless otherwise noted.  Adjusted amounts reflect the allocation of the BTC benefits for the period in which the gallons were sold (shown in the table above).
The table below summarizes REG’s financial results for the third quarter of 2020, as adjusted in order to reflect the allocation of the BTC benefits for the period in which associated gallons were sold.

REG Q3 2020 Results
(dollars and gallons in thousands)
	Q3 2020	Q3 2019	Y/Y Change

Market Data
HOBO + 1.5xRIN average price per gallon	$0.85	$1.44	(41.0)%

BTC Allocated to Period Earned - Non-GAAP (1)
Total revenues	$576,052	$661,621	(12.9)%
Operating income (loss)	$27,335	$65,337	(58.2)%
Net income from continuing operations available to common stockholders	$26,339	$62,136	(57.6)%
Adjusted EBITDA	$58,381	$87,790	(33.5)%
(1) BTC benefits are allocated to the respective periods when associated gallons were sold for 2019.
Operating income as adjusted was $27 million, a decrease of $38 million resulting mainly from the decrease in margins, but also the increase in impairment charges, and higher selling, general and administrative expenses, partially offset by the increase in risk management gains, the increase in gross profit for separated RINs, and an increase in BTC benefit of $6 million.

Net income available to common stockholders as adjusted was $26 million compared to a net income of $62 million in 2019. Adjusted EBITDA was $58 million compared to $88 million in Q3 2019, all as a result of the same factors as those described above for operating income.
Reconciliation of Non - GAAP Measures

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for Company executives.

The following table sets forth Adjusted EBITDA for the periods presented, as well as a reconciliation to net income (loss) from continuing operations determined in accordance with GAAP:

	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
(In thousands)
Net income (loss) from continuing operations	$26,831	$(13,753)	$104,532	$(112,775)
Adjustments:
Income tax (benefit) expense	1,046	(629)	4,007	(1,149)
Interest expense	1,070	2,866	4,732	10,822
Depreciation	9,388	9,107	27,425	27,349
Amortization of intangible assets	591	397	1,262	1,241
EBITDA	38,926	(2,012)	141,958	(74,512)
Gain on sale of assets	—	—	(187)	—
Change in fair value of contingent consideration	—	(136)	—	566
(Gain) loss on debt extinguishment	(18)	—	(1,809)	2
Gain on lease termination	—	—	(4,459)	—
Other income, net	(1,594)	(179)	(3,505)	(1,724)
Impairment of assets	19,256	11,145	19,256	11,613
Stock compensation	1,811	1,804	5,789	4,981
Biodiesel tax credit 2019(1)	—	77,168	—	212,045
Adjusted EBITDA	$58,381	$87,790	$157,043	$152,971
(1) On December 20, 2019, the Biodiesel Mixture Excise Tax Credit ("BTC") was retroactively reinstated for the 2018 and 2019 calendar years. The retroactive credit for 2018 and 2019 resulted in a net benefit to us that was recognized in our GAAP financial statements for the quarter ending December 31, 2019. The portion of the credit related to 2019 was allocated to each of the four quarters based upon the portion of the BTC benefit that related to that quarter.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect cash expenditures or the impact of certain cash charges that the Company considers not to be an indication of ongoing operations;

•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. (Nasdaq: REGI) is leading the energy industry's transition to sustainability by transforming renewable resources into high-quality, cleaner fuels. REG is an international producer of cleaner fuels and North America’s largest producer of biodiesel. REG solutions are alternatives for petroleum diesel and produce significantly lower carbon emissions. REG utilizes an integrated procurement, distribution and logistics network to operate 12 biorefineries in the U.S. and Europe. In 2019, REG produced 495 million gallons of cleaner fuel delivering over 4.2 million metric tons of carbon reduction. REG is meeting the growing global demand for lower-carbon fuels and leading the way to a more sustainable future.

Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding our expectations for a strong full year, our business plans and strategy, customer demand, industry trends and the planned Geismar expansion. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s inability to obtain the capital needed to complete the expansion project, cost overruns and construction delays, the inability to obtain governmental permits and third party easements required or necessary to initiate or complete the expansion project, the potential impact of COVID-19 on our business and operations; the Company's financial performance, including revenues, cost of revenues and operating expenses; changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2 in the United States, renewable fuel policies in Canada and Europe, and state level programs such as California's Low Carbon Fuel Standard; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production; changes in the spread between biomass-based diesel prices and feedstock costs; the availability, future price, and volatility of feedstocks; the availability, future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; any disruption of operations at our Geismar renewable diesel refinery (which would have a disproportionately adverse effect on our profitability); the unexpected closure of any of our facilities; the effect of excess capacity in the biomass-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; potential failure to comply with government regulations; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; the Company's ability to retain and recruit key personnel; the Company's indebtedness and its compliance, or failure to comply, with restrictive and financial covenants in its various debt agreements; risk management transaction, and other risks and uncertainties described in REG's annual report on Form 10-K for the year ended December 31, 2019 and subsequently filed Form 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
REVENUES:
Biomass-based diesel sales	$492,769	$583,676	$1,350,496	$1,620,960
Biomass-based diesel government incentives	83,178	512	245,471	1,510
	575,947	584,188	1,595,967	1,622,470
Other revenue	105	184	718	754
	576,052	584,372	1,596,685	1,623,224
COSTS OF GOODS SOLD:
Biomass-based diesel	498,362	560,288	1,386,996	1,638,701
Other costs of goods sold	40	8	151	11
	498,402	560,296	1,387,147	1,638,712
GROSS PROFIT (LOSS)	77,650	24,076	209,538	(15,488)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	31,059	24,762	86,971	77,157
GAIN ON DISPOSAL OF PROPERTY, PLANT AND EQUIPMENT	—	—	(187)	—
IMPAIRMENT OF PROPERTY, PLANT AND EQUIPMENT	19,256	11,145	19,256	11,613
INCOME (LOSS) FROM OPERATIONS	27,335	(11,831)	103,498	(104,258)
OTHER INCOME (EXPENSE), NET	542	(2,551)	5,041	(9,666)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	27,877	(14,382)	108,539	(113,924)
INCOME TAX BENEFIT (EXPENSE)	(1,046)	629	(4,007)	1,149
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	26,831	(13,753)	104,532	(112,775)
NET LOSS ON DISCONTINUED OPERATIONS	—	(2,193)	—	(8,672)
NET INCOME (LOSS)	$26,831	$(15,946)	$104,532	$(121,447)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$26,339	$(13,753)	$102,461	$(112,775)
NET LOSS FROM DISCONTINUED OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$—	$(2,193)	$—	$(8,672)
Basic net income (loss) per share available to common stockholders:
Continuing operations	$0.67	$(0.35)	$2.62	$(2.96)
Discontinued operations	$—	$(0.06)	$—	$(0.23)
Net income (loss) per share	$0.67	$(0.41)	$2.62	$(3.19)
Diluted net income (loss) per share available to common stockholders
Continuing operations	$0.60	$(0.35)	$2.38	$(2.96)
Discontinued operations	$—	$(0.06)	$—	$(0.23)
Net income (loss) per share	$0.60	$(0.41)	$2.38	$(3.19)
Weighted-average shares used to compute basic net income (loss) per share available to common stockholders:
Basic	39,306,263	38,959,606	39,154,788	38,060,782
Weighted-average shares used to compute diluted net income (loss) per share available to the common stockholders:
Diluted	43,624,340	38,959,606	43,107,989	38,060,782

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019
(in thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$97,187	$50,436
Marketable securities	184,916	—
Accounts receivable, net	187,860	858,922
Inventories	145,998	161,429
Prepaid expenses and other assets	59,811	35,473
Restricted cash	3,000	3,000
Total current assets	678,772	1,109,260
Long-term marketable securities	101,584	—
Property, plant and equipment, net	592,317	584,577
Right of use assets	29,057	36,899
Goodwill	16,080	16,080
Intangible assets, net	11,018	12,018
Other assets	31,580	26,515
TOTAL ASSETS	$1,460,408	$1,785,349
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Lines of credit	$—	$76,990
Current maturities of long-term debt	49,906	77,131
Current maturities of operating lease obligations	14,457	15,690
Accounts payable	135,039	369,213
Accrued expenses and other liabilities	23,107	40,776
Deferred revenue	9,654	8,620
Total current liabilities	232,163	588,420
Deferred income taxes	6,977	6,975
Long-term debt (net of debt issuance costs of $1,767 and $2,783, respectively)	15,881	26,130
Long-term operating lease obligations	15,701	30,413
Other liabilities	5,448	1,505
Total liabilities	276,170	653,443
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	1,184,238	1,131,906
TOTAL LIABILITIES AND EQUITY	$1,460,408	$1,785,349